Delisting Determination,The Nasdaq Stock Market, Inc.,October 2, 2006, Alliance Semiconductor Corporation. The Nasdaq Stock Market, Inc. (the Exchange) has determined to remove from listing the common stock of Alliance Semiconductor Corporation (the Company), effective at the opening of the trading session on Thursday, October 12, 2006. Based on a review of the information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange as it failed to comply with the Nasdaq Marketplace Rules.